EXHIBIT 99.1

BIOGRAPHICAL INFORMATION CONCERNING

PERSONS ELECTED TO FIRST HORIZON’S BOARD OF DIRECTORS

AND ANTHONY J. RESTEL

EFFECTIVE JULY 1, 2020

Harry V. Barton, Jr. (age 65)
Mr. Barton is the owner of Barton Advisory Services, LLC and Harry V. Barton CPA, LLC, Lafayette, Louisiana, where he is a Registered Investment Advisor and Certified Public Accountant. Mr. Barton has over 30 years of experience in the accounting industry. His expertise in the industry includes audit, review, and compilation of financial statements, the preparation of individual and corporate tax returns, tax planning for business and high net worth clients, and consulting and advising on business mergers and acquisitions. Mr. Barton became a director of First Horizon in July 2020 upon the closing of the merger of IBERIABANK Corporation with First Horizon. He had previously served as a director of IBERIABANK Corporation since 1993.

Daryl G. Byrd (age 66)
Starting at the Effective Time of First Horizon’s Merger with IBERIABANK Corporation, Mr. Byrd is the Executive Chairman of the Board of First Horizon and First Horizon Bank. From 1999 to 2020, he served as the President and Chief Executive Officer and a director of IBERIABANK Corporation and IBERIABANK. Mr. Byrd began his career in banking with Trust Company Bank of Georgia (now Truist) in 1980. He later held positions with three subsidiaries of First Commerce Corporation: First National Bank of Lafayette, Rapides Bank and Trust Company, and First National Bank of Commerce. Following the First Commerce/Bank One merger, Mr. Byrd served as President and CEO of Bank One, Louisiana, in the New Orleans region until 1999.

John N. Casbon (age 71)
Mr. Casbon serves as Executive Vice President of First American Title Insurance Company, New Orleans, Louisiana, a member of The First American Corporation (NYSE: FAF) family of companies. He has been associated with FAF for over 30 years. Mr. Casbon serves or has served on the boards of the American Land Title Association, the New Orleans Police Foundation, the LSU Department of Psychiatry Advisory Board, the Louisiana Trooper Foundation, the Business Council of New Orleans and the River Region, the New Orleans/River Region Chamber of Commerce, The New Orleans Advocate newspaper and the Anti-Defamation League. Mr. Casbon became a director of First Horizon in July 2020 upon the closing of the merger of IBERIABANK Corporation with First Horizon. He had previously served as a director of IBERIABANK Corporation since 2001.

William H. Fenstermaker (age 71)
Mr. Fenstermaker is Chairman and Chief Executive Officer of C.H. Fenstermaker and Associates, LLC, Lafayette, Louisiana, a surveying, mapping, engineering, and environmental consulting company that has been serving the oil and gas industry for over 65 years. He has been employed in this capacity since 1971, is responsible for the financial and operational stability of the company and also serves as Chief Risk Officer. Mr. Fenstermaker became a director of First Horizon in July 2020 upon the closing of the merger of IBERIABANK Corporation with First Horizon. He had previously
1

served as a director of IBERIABANK Corporation since 1990 and was serving as the Chairman of the Board of IBERIABANK Corporation and IBERIABANK at the time of the Merger.

J. Michael Kemp, Sr. (age 49)
Mr. Kemp is the Founder and CEO of Kemp Management Solutions (“KMS”), a program management and consulting firm based in Birmingham, Alabama. With 30 years in the construction industry, he has managed or built more than $6.8 billion in construction projects. Mr. Kemp founded KMS in January 2011 to provide program management services in the U.S. and Europe to the healthcare, financial, retail, municipal, infrastructure and higher education sectors. Mr. Kemp became a director of First Horizon at the Effective Time of the Merger of IBERIABANK Corporation with First Horizon. He had previously served as a director of IBERIABANK Corporation since 2019.

Rick E. Maples (age 62)
Mr. Maples retired after 31 years at Stifel, Nicolaus and Company Incorporated (“Stifel Nicolaus”), in December 2015 and served as a Senior Advisor to Stifel Financial Corp. (“Stifel Financial”) from January 2016 until the end of March 2018. Headquartered in St. Louis, Missouri, Stifel Financial is a diversified financial services holding company which conducts business through several subsidiaries. Its primary broker dealer subsidiary is Stifel Nicolaus, which is a full service brokerage and investment banking firm. Mr. Maples joined Stifel Nicolaus in 1984 and in 1991, he became Head of Investment Banking. In 2005, with Stifel Financial’s acquisition of Legg Mason Capital Markets, Mr. Maples became Co-Head of Investment Banking for the combined investment bank. In addition, Mr. Maples was named Executive Vice President and Co-Head of Global Investment Banking of KBW in February 2013, with Stifel Financial’s acquisition of Keefe, Bruyette & Woods, Inc. (“KBW”), an investment banking firm specializing in investment banking services to the financial services industry. Mr. Maples became a director of First Horizon in July 2020 upon the closing of the Merger of IBERIABANK Corporation with First Horizon. He had previously served as a director of IBERIABANK Corporation since 2016.

E. Stewart Shea, III (age 68)
Mr. Shea served as the Managing Partner and a member of the board of The Bayou Companies, LLC, New Iberia, Louisiana, a provider of services to the domestic gas pipeline industry and to international markets, from 1994 until 2009, when the company was sold. Mr. Shea continues to manage the remaining stock company now known as Bayou Holdings Company, LLC, serving in the capacity of Managing Partner/President and as a member of the board. Mr. Shea became a director of First Horizon in July 2020 upon the closing of the Merger of IBERIABANK Corporation with First Horizon. He had previously served as a director of IBERIABANK Corporation since 1990 and was serving as the Vice Chairman of the Board of IBERIABANK Corporation and IBERIABANK and Co-Chairman of IBERIABANK’s New Iberia Advisory Board at the time of the Merger.

Rosa Sugrañes (age 62)
Ms. Sugrañes currently serves on the board of directors of Rosa Gres, a manufacturer of ceramic tiles in Barcelona, Spain, and on the board of directors of Sabadell Consumer Finance, a Spanish consumer bank. Ms. Sugrañes was the founder and served as the Chief Executive Officer of Iberia Tiles, Miami, Florida, from 1980 until 2012 when the company was sold. She was a director of Sabadell United Bank in Miami from 2006 to 2017, and a former Board member and past Chairman
2

of the Federal Reserve Bank of Atlanta, Miami Branch. Ms. Sugrañes became a director of First Horizon in July 2020 upon the closing of the Merger of IBERIABANK Corporation with First Horizon. She had previously served as a director of IBERIABANK Corporation since 2018.

Anthony J. Restel (age 50)
Starting at the Effective Time of First Horizon’s Merger with IBERIABANK Corporation, Mr. Restel is the Senior Executive Vice President and Chief Operating Officer of First Horizon and First Horizon Bank.

From 2001 until July 1, 2020, Mr. Restel was Vice Chairman and Chief Financial Officer of IBERIABANK Corporation and IBERIABANK. Mr. Restel served with IBERIABANK since 2001 in various other roles, including as Treasurer and as Chief Credit Officer.
3